EXHIBIT (g)(1)(ii)
BB&T VARIABLE INSURANCE FUNDS
AMENDMENT TO THE
CUSTODY AGREEMENT
     THIS AMENDMENT is made as of February 1, 2010 between U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Custodian”), and BB&T Variable Insurance Funds, a Massachusetts business trust (the “Trust”).
RECITALS
     WHEREAS, the Trust and the Custodian entered into the certain Custody Agreement, dated August 31, 2006 (as amended, supplemented or modified from time to time, the “Agreement”), pursuant to which the Custodian acts as custodian of the cash and securities of each series of the Trust listed on Exhibit C thereto; and
     WHEREAS, in accordance with Section 14.2 of the Agreement, the Trust and the Custodian wish to amend Exhibit C;
     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereby agree as follows:
     1. Amendment.
     Exhibit C to the Agreement is hereby superseded and replaced with Amended and Restated Exhibit C attached hereto.
     2. Miscellaneous.
     (a) Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (b) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
     (c) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.
     (d) Except as provided in this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.
     (e) Matters Relating to the Trust as a Massachusetts Business Trust. The names “BB&T Variable Insurance Funds” and “Trustees of BB&T Variable Insurance Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of June 2, 2007, as amended, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “BB&T Variable Insurance Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

BB&T VARIABLE INSURANCE FUNDS
By:	/s/ Todd M Miller
	Name:	Todd M. Miller
	Title:	Vice President, Variable Insurance Funds

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Michael R. McVoy
	Name:	Michael R. McVoy
	Title:	Vice President

Amended and Restated Exhibit C
to the
Custody Agreement between BB&T Variable Insurance Funds and U.S. Bank National
Association
Fund Names
Separate Series of BB&T Variable Insurance Funds at February 1, 2010

Name of Series	Date
Large Cap VIF*	May 1, 2005
Special Opportunities Equity VIF	May 1, 2005
Total Return Bond VIF	May 1, 2005
Capital Manager Equity VIF	May 1, 2005

*	Effective on or about May 1, 2010, the name of BB&T Large Cap VIF is expected to change to BB&T Select Equity VIF.

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